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                                                                   EXHIBIT 5.1


December 30, 1999
                                                                 OUR FILE NUMBER
                                                                     003,863-018

Acacia Research Corporation
55 South Lake Avenue
Pasadena, California  91101

                  Re: POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 OF ACACIA RESEARCH CORPORATION

Ladies and Gentlemen:

         At your request, we have examined Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-45397) to be filed by Acacia Research Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,770,934 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock"), including certain shares of Common Stock initially issuable upon exercise of certain warrants and options by the selling securityholders. These shares of Common Stock were registered under the Securities Act by Acacia Research Corporation, a California corporation, prior to its reincorporation into Delaware.

         Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that subject to said proceedings being duly taken and completed by you prior to the issuance and sale of the Common Stock, upon the issuance and sale thereof in the manner referred to in the Registration Statement, the Common Stock will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1 to the above-referenced Registration Statement.

                                                     Respectfully submitted,

                                                     /s/ O'Melveny & Myers LLP